News Release

Luby's, Inc.
2211 Northeast Loop 410
P.O. Box 33069
San Antonio, Texas 78265-3069
210/654-9000
www.lubys.com

For additional information contact:  Adam Carter, Communications Director, 832-435-3084

FOR IMMEDIATE RELEASE

Second Quarter Results Show Debt Pay-downs, Same-Store Sales Increase

$8.8 Million in Debt Pay-downs, Same-Store Sales Increase 1.3%

SAN ANTONIO, TX - March 11, 2004 - Luby's, Inc. (NYSE: LUB) today announced the results of operations for its second quarter ended February 11, 2004.  Same-store sales increased 1.3% over the prior year, and the Company paid down $8.8 million in debt during the second quarter.

"We are pleased by the results of this second quarter, especially the increase in same-store sales - the first such increase in a number of quarters," said Chris Pappas, CEO of Luby's.  "In addition, the same-store sales increase was complemented by lower prime costs."

The 1.3%, or $907,000, improvement in same-store sales, which by the Company's internal definition included revenue for all stores open for more than 18 consecutive accounting periods, was offset by a decrease in sales of $1.1 million due to net store closures.  The decrease related to pre-business plan restaurant closures, as well as stores not yet qualified for inclusion in the Company's same-store sales measurement.  The combined result of the same-store sales improvement and the decrease in sales due to net closed store activity was an overall decline in sales from $71.4 million a year ago to $71.1 million this year.

Operationally, the Company continued to post better prime (food and labor) cost results, as a percent of sales.  Food cost decreased as a percent of sales from 28.2% last year to 27.0% this year, and labor cost decreased from 28.4% last year to 27.9% this year.  As a percent of sales, total prime cost was 54.9% this year, compared to 56.6% last year.  After excluding charges associated with the provision for asset impairments, the Company's ongoing operations produced a positive operating income of $860,000, compared to a loss last year of $336,000.  On a year-to-date basis, the continuing operations, excluding the provision for asset impairments, produced an operating income of $990,000 compared to a loss over the same period in the prior year of $1.8 million.

The Company previously announced that during the implementation of the business plan it would report same-store sales and cash flow results of the Company's core stores.  Year-over-year same-store sales for these core stores increased 1.4% for the second quarter of fiscal 2004 compared to flat same-store sales for the second quarter of 2003.  Core stores are those stores that will remain in the Company's portfolio following the implementation of the business plan.  These stores achieved a cash flow margin of 16.2% in the second quarter of 2004 compared to 14.9% for the same period last year.  Store-level cash flow margins are defined as sales minus food cost, payroll, and occupancy and other expenses, as a percent of sales.

"Our long-term goal has always been to strengthen Luby's competitiveness in our markets," said Pappas.  "These recent results show the continuing positive impact of this strategy, as well as the hard work of our team out in the restaurants."

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For the second quarter, general and administrative expenses declined $248,000 compared to the same period last year.  This was due in part to increased efforts to better control expenses at the corporate level.  Interest expense was higher on a year-over-year basis, mostly due to a shortening of the amortization period on the total discount on the Company's subordinated notes and an increase in the effective interest rate on the Company's outstanding debt, offset by the effect of the Company's lower debt balance.  Luby's reported a loss from operations (after impairments) that compared favorably to the prior year - posting an operating loss of $206,000 in the second quarter of 2004 compared to $474,000 in the second quarter of 2003.  The Company experienced a decline in other income, net, from $1.4 million a year ago to $302,000 this year, mostly due to gains on real estate property sold during the second quarter of fiscal 2003, before the implementation of the business plan.

The Company recognized two charges to its earnings during the second quarter as a result of store closures and changes in estimated fair value of properties held for sale.  Noncash charges of approximately $1.1 million - shown as a provision for asset impairments and restaurant closings - impacted the Company's income (loss) from operations.  The second charge of approximately $3.0 million - shown as discontinued operations - includes noncash impairment charges net of gains on the sale of business plan assets of $1.8 million.  Additional charges within discontinued operations included operating losses from those closed locations, allocated interest expense, termination costs associated with the implementation of the business plan to date including lease settlements, and the carrying costs of closed stores not yet disposed of.

Luby's reported a loss before discontinued operations for the second quarter of $2.0 million and a net loss of $5.0 million.  This compares to the second quarter of fiscal 2003, for which the Company posted a loss before discontinued operations of $626,000 and a net loss of $3.4 million.  As noted in the EBITDA reconciliation below, the Company posted an EBITDA of $5.1 million in the second quarter of 2004, compared to an EBITDA of $4.1 million for the same period in fiscal 2003.

Year-to-date, Luby's same-store sales were slightly negative at 0.4%.  For the same period, food cost, as a percent of sales, was 27.1% compared to the prior year of 27.9%, while labor cost was 27.9% compared to 29.3% last year.  The lower total prime cost was, therefore, 55.0% year-to-date for 2004 compared to the fiscal 2003 total of 57.2%.  General and administrative costs were lower by $962,000.  The Company achieved an EBITDA of $9.5 million year-to-date for fiscal 2004 compared to $7.0 million for the same period last year.  (See the EBITDA reconciliation below.)

The Company will hold its quarterly conference call with financial analysts to discuss second-quarter results on Thursday, March 11, at 11:00 a.m. (Central Time).  Interested investors are invited to listen to the call by dialing 800-758-6974; conference name is Luby's.  A replay will be available following the call through March 18, 2004.  The replay number is 800-642-1687, conference I.D. number 5988868.

Luby's provides its customers with delicious, home-style food, value pricing, and outstanding customer service at its 140 restaurants in Dallas, Houston, San Antonio, the Rio Grande Valley, and other locations throughout Texas and other states.  Luby's stock is traded on the New York Stock Exchange (symbol LUB).  For more information about Luby's, visit the Company's website at www.lubys.com.

The company wishes to caution readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the company.  Except for historical information, matters discussed in such oral and written communications are forward-looking statements that involve risks and uncertainties, including but not limited to general business conditions, the impact of competition, the success of operating initiatives, changes in the cost and supply of food and labor, the seasonality of the company's business, taxes, inflation, governmental regulations, and the availability of credit, as well as other risks and uncertainties disclosed in periodic reports on Form 10-K and Form 10-Q.

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Prior period results have been reclassified to show the retroactive effect of discontinued operations per the business plan.  Reclassification facilitates more meaningful comparability to the Company's current information.  As stores are closed in the future and presented in discontinued operations, quarterly and annual financial amounts, where applicable, will be reclassified for further comparability.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)

	Quarter Ended		Two Quarters Ended
	February 11,	February 12,	February 11,	February 12,
	2004	2003	2004	2003

	(84 days)	(84 days)	(168 days)	(168 days)
SALES	$71,138	$71,362	$139,959	$142,565

COSTS AND EXPENSES:
Cost of food	19,194	20,145	37,861	39,805
Payroll and related costs	19,832	20,300	39,098	41,813
Occupancy and other operating expenses	22,229	21,804	44,383	43,860
Depreciation and amortization	3,937	4,115	7,913	8,201
General and administrative expenses	5,086	5,334	9,714	10,676
Provision for asset impairments and restaurant closings	1,066	138	1,342	(25)

	71,344	71,836	140,311	144,330

INCOME (LOSS) FROM OPERATIONS	(206)	(474)	(352)	(1,765)
Interest expense	(2,104)	(1,538)	(4,377)	(2,956)
Other income, net	302	1,386	493	4,285

Income (loss) before income taxes	(2,008)	(626)	(4,236)	(436)
Provision (benefit) for income taxes	-	-	-	-

Income (loss) from continuing operations	(2,008)	(626)	(4,236)	(436)
Discontinued operations, net of taxes	(3,034)	(2,779)	(5,272)	(6,070)

NET INCOME (LOSS)	$(5,042)	$(3,405)	$(9,508)	$(6,506)

Income (loss) per share - before discontinued operations - basic and assuming dilution	$(0.09)	$(0.03)	$(0.19)	$(0.02)

Income (loss) per share - from discontinued operations - basic and assuming dilution	$(0.13)	$(0.12)	$(0.23)	$(0.27)

Net income (loss) per share - basic and assuming dilution	$(0.22)	$(0.15)	$(0.42)	$(0.29)

Weighted-average shares outstanding	22,470	22,450	22,470	22,444

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CONSOLIDATED BALANCE SHEETS
(In thousands)

	February 11,	August 27,
	2004	2003

	(Unaudited)
ASSETS
Current Assets:
Cash	$1,471	$871
Short-term investments	16,306	20,498
Trade accounts and other receivables	109	283
Food and supply inventories	1,767	1,798
Prepaid expenses	2,807	3,485
Deferred income taxes	1,991	1,777

Total current assets	24,451	28,712
Property held for sale	27,205	32,946
Investments and other assets	164	547
Property, plant, and equipment - net	204,732	217,676

Total assets	$256,552	$279,881

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$13,262	$12,488
Accrued expenses and other liabilities	17,054	20,978
Convertible subordinated notes, net - related party	8,108	6,973
Credit-facility debt	80,026	91,559

Total current liabilities	118,450	131,998
Accrued claims and insurance	3,595	3,729
Deferred income taxes and other credits	10,716	10,579
Reserve for restaurant closings	800	1,663
Commitments and contingencies	-	-

Total liabilities	133,561	147,969

SHAREHOLDERS' EQUITY
Common stock, $.32 par value; authorized 100,000,000 shares, issued 27,403,067 shares in 2004 and 2003	8,769	8,769
Paid-in capital	36,625	36,916
Deferred compensation	(92)	(679)
Retained earnings	182,460	191,968
Less cost of treasury stock, 4,933,063 and 4,946,771 shares in 2004 and 2003, respectively	(104,771)	(105,062)

Total shareholders' equity	122,991	131,912

Total liabilities and shareholders' equity	$256,552	$279,881

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The Company's operating performance is evaluated using several measures.  One of those measures, EBITDA, is derived from the Income (Loss) From Operations GAAP measurement.  EBITDA has historically been used by the Company's credit-facility lenders to measure compliance with certain financial debt covenants. The Company's credit-facility debt agreement defines EBITDA as the sum of operating income, plus nonrecurring, noncash charges which decrease operating income, plus depreciation and amortization, minus nonrecurring credits which are included in operating income.  The agreement further specifies that EBITDA shall exclude the noncash portion of the CEO's and the COO's stock option compensation, cost of stock options with employees, accounting requirements for future store closings required by GAAP, and costs of closing a store location.

Compared to the results from the prior fiscal year, for the second quarter of fiscal 2004, EBITDA increased $1.0 million, while for the first two quarters, it increased $2.5 million due to the various applicable reasons noted above.

	Quarter Ended		Two Quarters Ended
	February 11,	February 12,	February 11,	February 12,
	2004	2003	2004	2003

	(84 days)	(84 days)	(168 days)	(168 days)
Income (loss) from operations	$(206)	$(474)	$(352)	$(1,765)
Less excluded items:
Provision for asset impairments and restaurant closings	1,066	138	1,342	(25)
Depreciation and amortization	3,937	4,115	7,913	8,201
Noncash executive compensation expense	293	303	587	605

EBITDA	$5,090	$4,082	$9,490	$7,016

As noted previously, prior year amounts have been reclassified to conform to the current year presentation, including the applicable reclassifications of store activity discontinued in accordance with the implementation of the business plan.  While the Company and many in the financial community consider EBITDA to be an important measure of operating performance, it should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with accounting principles generally accepted in the United States, such as operating income and net income.  In addition, the Company's definition of EBITDA is not necessarily comparable to similarly titled measures reported by other companies.

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